Exhibit 99.T3A-1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

UPC POLSKA, LLC

This Certificate of Formation of UPC Polska, LLC (the “Company”) is being executed by the undersigned for the purpose of converting UPC Polska, Inc., a Delaware corporation, into a Delaware limited liability company pursuant to Section 18-214(b) of the Delaware Limited Liability Company Act.

FIRST:                                                    The name of the Company is: UPC Polska, LLC.

SECOND:                                    The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle, and the name and address of the registered agent are Corporation Service Company and 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

THIRD:                                                 The personal liability of the managers and officers of the Company is hereby limited and eliminated to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended from time to time.

FOURTH:                                     The Company shall have the power to indemnify and advance legal defense fees to its managers and officers to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended from time to time.

FIFTH:                                                     The Company shall not create, designate, authorize or cause to be issued any class or series of nonvoting membership interests.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation of UPC Polska, LLC this 16 day of December, 2003.

/s/ Simon Boyd
Simon Boyd
Authorized Person and Sole Organizer